Exhibit 99.1

CAMBRIDGE, Mass., Feb. 14, 2012 (GLOBE NEWSWIRE) – In a release published earlier today by Zipcar, Inc. (Nasdaq:ZIP), two figures in the final table (“Key financial and operating metrics”) were incorrect. The “revenue (in thousands)” for the year ended December 31, 2011, should be $136,426, not $61,518, and the “income before tax (in thousands)” for the year ended December 31, 2011 should be $31,013, not $12,020. The corrected release follows:

Zipcar Reports Fourth Quarter and Full Year 2011 Results

~ Fourth Quarter Revenue Increases 21% to $62.9 Million ~

~ Net Income of $3.9 Million; EPS of $0.09 ~

~ Adjusted EBITDA of $5.9 Million ~

Zipcar, Inc. (Nasdaq: ZIP), the world’s leading car sharing network, today reported results for the fourth quarter and full year ended December 31, 2011.

“Our fourth quarter results capped off a record year of revenue and profitability gains,” commented Scott Griffith, Chairman and CEO. “We reported our second consecutive quarter of profitability and posted accelerated growth in our established markets while expanding our global network of cities, both domestically and abroad. In addition to our market leadership in North America, Zipcar stands today as one of the largest car sharing operators in Europe and we look forward to building our presence in this attractive market.”

Highlights

•	Fourth quarter revenue increased 21% to $62.9 million compared to $52.1 million in the prior year period; full year revenue up 30% to $241.6 million from $186.1 million in 2010

•	Total members grew 25% from the prior year period to more than 673,000 at quarter end

•	Usage revenue per vehicle per day increased 7% to $63 from $59 in the prior year period

•	Fourth quarter Adjusted EBITDA of $5.9 million compared to $3.6 million last year; full year Adjusted EBITDA of $10.9 million compared to $4.2 million in 2010

•

Fourth quarter US GAAP net income of $3.9 million, or $0.09 per diluted share, compared to a loss of $1.1 million, or ($0.17) per share in the prior year period; full year 2011 US GAAP net loss of $7.2 million, or ($0.24) per share, versus a loss of $14.1 million, or ($2.74) per share, in 2010.

•	Doubled asset backed securitization (ABS) facility to $100 million to support domestic fleet growth

•	Appointed Frerk-Malte Feller as President of Zipcar Europe; increased ownership interest in Barcelona-based car sharing operator Avancar

•	Launched Los Angeles market in the fourth quarter

Summary Results

For the 2011 fourth quarter, revenue increased 21% to $62.9 million compared to $52.1 million in the prior year period. Revenue growth in the 2011 fourth quarter resulted primarily from a 25% increase in membership to more than 673,000 members at quarter end. Usage revenue represented $53.3 million in the fourth quarter of 2011 compared to $45.3 million in the prior year period with fee revenue representing substantially all of the remaining revenue in both periods. Fee revenue represented 15% of total revenue in the 2011 fourth quarter compared to 12% in the prior year period. For the full year 2011, revenue grew 30% to $241.6 million compared to 2010 revenue of $186.1 million with usage revenue representing $207.2 million in 2011 compared to $163.8 million in 2010. Fee revenue represented substantially all of the remaining revenue in both years at 14% of total revenue in 2011 and 12% of total revenue in 2010.

In Zipcar’s Established Markets – Boston, New York, Washington, D.C. and San Francisco – 2011 fourth quarter revenue grew 22% to $35.6 million compared to $29.1 million in the prior year period, due primarily to new member additions. Income before tax for the Established Markets increased to 28% of revenue in the 2011 fourth quarter compared to 23% in the prior year period. Full year revenue for Zipcar’s Established Markets grew 23% to $136.4 million in 2011 compared to $111.2 million in the prior year. Income before tax for the Established Markets increased to 23% of revenue in 2011 compared to 21% in 2010.

US GAAP net income in the fourth quarter of 2011 was $3.9 million, or $0.09 per diluted share, compared to a loss of $1.1 million, or ($0.17) per share, in the prior year period during which the outstanding share count was substantially lower. The fourth quarter of 2011 benefited from a gain on the sale of Zero Emission Vehicle (ZEV) credits of $2.5 million compared to a gain of $1.2 million on the sale of ZEV credits in the prior year period. Excluding the impact of ZEV credits, US GAAP net income for the 2011 fourth quarter would have been $1.4 million. US GAAP net loss for the full year 2011 was $7.2 million, or ($0.24) per share, compared to a loss of $14.1 million, or ($2.74) per share, in 2010 during which the outstanding share count was substantially lower.

Non-GAAP Results

Adjusted EBITDA for the 2011 fourth quarter was $5.9 million compared to $3.6 million in the prior year period as a result of revenue growth and operating leverage. For the full year 2011, adjusted EBITDA was $10.9 million compared to $4.2 million in 2010. See the reconciliation between US GAAP net income (loss) and Adjusted EBITDA provided below.

Ed Goldfinger, Chief Financial Officer, commented, “During the 2011 fourth quarter we continued to see strong year-on-year growth in our North American markets offset in part by slower growth in our UK operation as we completed the integration of the acquired operations. We were able to further leverage costs and increase vehicle utilization to drive higher margins in the business. We also doubled the size of our ABS facility which provides us with additional funding capacity and flexibility as we transition our domestic fleet to owned vehicles at a lower cost of capital.”

Outlook

The Company is introducing its 2012 outlook with full year revenue expected in the range of $290 million to $296 million. Full year 2012 Adjusted EBITDA is expected to range from $15 million to $19 million and US GAAP net income is expected to range from $2 million to $6 million. For the 2012 first quarter, which represents the Company’s seasonally slowest period, Zipcar expects revenue in the range of $58 million to $60 million. Adjusted EBITDA for the period is expected to range from a loss of $0.5 million to a loss of $1.5 million, and US GAAP net income is expected to range from a net loss of $4.0 million to a net loss of $5.0 million. Zipcar’s average share count is expected to be between 39 million and 40 million for the first quarter and between 40 million and 41 million for the full year. Common stock equivalents of approximately 3 to 4 million shares would be included in fully diluted shares outstanding for each period during which the Company reports US GAAP net income.

Conference Call, Webcast, and Slide Presentation

The Company will host a conference call today at 8:30 am Eastern Standard Time on February 14, 2012 to discuss its 2011 fourth quarter and full year results and financial outlook. To access the call, please dial 877-407-8029 (U.S.) or 201-689-8029 (international) approximately 10 minutes prior to the start of the call. The teleconference will be available via live webcast, along with an accompanying slide presentation, at Zipcar’s investor relations website, http://ir.zipcar.com.

If you are unable to listen to the live teleconference, a replay will be available through February 23, 2012, and can be accessed by dialing 877-660-6853 (U.S.) or 201-612-7415 (international). Callers will be prompted for replay account number 387# followed by conference ID number 387772#. An archived version of the webcast will also be available under the investor relations portion of Zipcar’s website at http://ir.zipcar.com.

About Zipcar

Zipcar is the world’s leading car sharing network with approximately 673,000 members and 8,900 vehicles in urban areas and college campuses throughout the United States, Canada and the United Kingdom. Zipcar offers more than 30 makes and models of self-service vehicles by the hour or day to residents and businesses looking for an alternative to the high costs and hassles of owning a car. Zipcar and the Zipcar logo are trademarks of Zipcar, Inc. Other company and product names may be trademarks of their respective owners.

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measure of Adjusted EBITDA. The Company defines Adjusted EBITDA as earnings before non-vehicle depreciation, non-vehicle interest, interest income, amortization, preferred stock warrant liability adjustment, stock compensation expenses, acquisition and integration costs, taxes and other income related to Zero Emission Vehicle credits. The Company believes that this non-GAAP measure is an important measure of its operating performance because it allows management, investors and analysts to evaluate and assess the Company’s core operating results from period to period after removing the impact of changes in the Company’s capital structure, income tax status and method of vehicle financing, and other items of a non-operational nature that affect comparability. The Company includes vehicle-related depreciation and interest in its definition of Adjusted EBITDA because vehicles represent core operating assets used in the delivery of the Company’s service that require periodic replacement. In addition, the exclusion of these costs would result in a lack of comparability in the treatment of vehicles that are owned or leased under capital leases and those leased under operating leases. The Company believes that various forms of the Adjusted EBITDA metric are often used by analysts, investors and other interested parties to evaluate companies such as Zipcar for the reasons discussed above. Adjusted EBITDA is also used for planning purposes and in presentations to the Company’s board of directors as well as in the Company’s annual incentive compensation program for senior management.

The Company does not consider the non-GAAP measure of Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA is that it excludes significant elements that are required by GAAP to be recorded in the Company’s financial statements. In addition, it is subject to inherent limitations as it reflects the exercise of judgments by management in determining how it is formulated. In order to compensate for these limitations, management of the Company presents this non-GAAP financial measure in connection with its GAAP results. The Company urges investors to review the reconciliation of this non-GAAP financial measure to the comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate the Company’s business. Reconciliation tables of the most comparable GAAP financial measure to the non-GAAP measure used in this press release are included in this release.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the Company’s further European expansion and the Company’s financial guidance for the first quarter of 2012 and for the full year 2012. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to the Company’s ability to profitably attract new members and retain existing customers, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which the Company operates or may operate, the Company’s ability to continue to promote and maintain its brand in a cost-effective manner, the Company’s ability to manage growth, the Company’s ability to successfully expand its business internationally, and other risks detailed in the Company’s publicly available filings with the Securities and Exchange Commission, which are available on www.sec.gov. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. The Company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Contacts:

Investor Relations:

Jonathan Schaffer, The Blueshirt Group

Phone: 212-871-3953

Email: ir@zipcar.com

Media Relations:

Greg Winter, Vice President of Corporate Communications, Zipcar

Phone: 617-336-4323

Email: gwinter@zipcar.com

ZIP-F

Zipcar, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
(in thousands, except share and per share data)

Revenue	$62,898	$52,107	$241,649	$186,101

Cost and expenses
Fleet operations	40,329	32,855	159,185	122,634
Member services and fulfillment (1)	4,779	4,141	19,460	15,114
Research and development (1)	893	870	3,948	3,170
Selling, general, and administrative (1)	13,904	12,756	57,117	49,172
Amortization of acquired intangible assets	869	1,139	3,892	3,414

Total operating expenses	60,774	51,761	243,602	193,504

Income (loss) from operations	2,124	346	(1,953)	(7,403)
Interest income	63	15	128	47
Interest expense	(839)	(2,515)	(8,634)	(8,185)
Other income	2,513	1,229	3,041	1,731

Income (loss) before income taxes	3,861	(925)	(7,418)	(13,810)
(Benefit) provision for income taxes	(6)	119	(270)	311

Net income (loss)	3,867	(1,044)	(7,148)	(14,121)
Less: net income attributable to redeemable noncontrolling interest	(5)	(16)	(4)	(4)

Net income (loss) attributable to Zipcar, Inc.	$3,862	$(1,060)	$(7,152)	$(14,125)

Net income (loss) attributable to common stockholders per share:
Basic	$0.10	$(0.17)	$(0.24)	$(2.74)
Diluted	$0.09	$(0.17)	$(0.24)	$(2.74)
Weighted average number of common shares outstanding used in computing per share amounts:
Basic	39,292,172	6,408,778	29,379,940	5,148,559
Diluted	42,150,756	6,408,778	29,379,940	5,148,559

(1)	Stock-based compensation is included in above line items

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Member services and fulfillment	$24	$27	$93	$84
Research and development	45	54	165	188
Selling, general, and administrative	970	689	3,850	2,502

	$1,039	$770	$4,108	$2,774

Zipcar, Inc.

Reconciliation of adjusted EBITDA

(Unaudited)

(in thousands)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2011	2010	2011	2010
Reconciliation of adjusted EBITDA
Net income (loss) attributable to Zipcar, Inc.	$3,862	$(1,060)	$(7,152)	$(14,125)
Non-vehicle depreciation	595	552	2,376	1,976
Amortization	869	1,139	3,892	3,414
Non-vehicle interest expense	29	1,379	5,098	5,386
Interest income	(63)	(15)	(128)	(47)
Preferred stock warrant liability adjustment	—	90	724	78
Stock compensation	1,039	770	4,108	2,774
Acquisition and integration cost	2,090	1,774	5,626	5,627
Taxes	(6)	119	(270)	311
Zero Emission Vehicle credits	(2,500)	(1,173)	(3,361)	(1,173)

Adjusted EBITDA	$5,915	$3,575	$10,913	$4,221

Zipcar, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,
	2011	2010
(in thousands, except share and per share data)

Assets
Current assets
Cash and cash equivalents	$61,658	$43,005
Short-term marketable securities	24,788	—
Accounts receivable, net of allowance for doubtful accounts	10,485	4,223
Restricted cash	381	900
Prepaid expenses and other current assets	10,632	9,905

Total current assets	107,944	58,033
Long-term marketable securities	13,809	—
Property and equipment, net	103,789	70,917
Goodwill	99,696	99,750
Intangible assets	4,754	8,527
Restricted cash	7,277	3,503
Deposits and other noncurrent assets	7,269	8,198

Total assets	$344,538	$248,928

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ (Deficit) Equity
Current liabilities
Accounts payable	$6,069	$6,247
Accrued expenses	20,003	16,594
Deferred revenue	19,369	14,261
Current portion of capital lease obligations and other debt	11,367	26,041

Total current liabilities	56,808	63,143
Capital lease obligations and other debt, net of current portion	58,908	68,022
Deferred revenue, net of current portion	4,659	3,651
Redeemable convertible preferred stock warrants	—	478
Other liabilities	2,313	1,975

Total liabilities	122,688	137,269

Commitments and contingencies

Non-controlling interest	400	277
Redeemable convertible preferred stock, par value $0.001 per share:	—	116,683
Stockholders’ (deficit) equity :
Common stock, $0.001 par value	39	6
Additional paid-in capital	294,107	59,647
Accumulated deficit	(72,650)	(65,380)
Accumulated other comprehensive (loss) gain	(46)	426

Total stockholders’ equity (deficit)	221,450	(5,301)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$344,538	$248,928

Zipcar, Inc.

Key financial and operating metrics

(Unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Key Financial and Operating Metrics:
Ending members	673,257	540,484	673,257	540,484
Ending vehicles	8,904	8,250	8,904	8,250
Usage revenue per vehicle per day	$63	$59	$63	$58
Total revenue per member per period	$94	$97	$392	$402
Cost per new account	$54	$49	$58	$52
Average monthly member retention	97.8%	97.9%	97.8%	98.0%
Adjusted EBITDA (in thousands)	$5,915	$3,575	$10,913	$4,221

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Established Markets:
Ending members	350,253	286,568	350,253	286,568
Ending vehicles	4,581	4,148	4,581	4,148
Usage revenue per vehicle per day	$70	$65	$69	$64
Revenue (in thousands)	$35,595	$29,134	$136,426	$111,243
Income before tax (in thousands)	$9,932	$6,584	$31,013	$23,050